Exhibit 5.02

April 5, 2013

Annapolis Bancorp, Inc. Board of Directors

c/o Richard M. Lerner, Chairman

1000 Bestgate Road, Suite 400

Annapolis, MD 21401

Dear Board of Directors

By this letter, I hereby inform the Board of Directors (“Board”) of Annapolis Bancorp, Inc. of my impending retirement and hereby resign as a Member of the Board, effective immediately. It has been a privilege to work with the Board over the past years.

Sincerely,

/s/ Clyde E. Culp, III
Clyde E. Culp, III

April 5, 2013

BankAnnapolis Board of Directors

c/o Richard M. Lerner, Chairman

1000 Bestgate Road, Suite 400

Annapolis, MD 21401

Dear Board of Directors

By this letter, I hereby inform the Board of Directors (“Board”) of BankAnnapolis of my impending retirement and hereby resign as a Member of the Board, effective immediately. It has been a privilege to work with the Board over the past years.

Sincerely,

/s/ Clyde E. Culp, III
Clyde E. Culp, III